Exhibit 11.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Offering Statement on Form 1-A, of our report dated February 14, 2024, with respect to our audit of the financial statements of Jukebox Hits Vol. 1 LLC as of December 31, 2023, and for the year then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

Very truly yours,

BARTON CPA

Cypress, Texas

February 14, 2024